EXHIBIT 10.23


                             DATED January 10, 2005
                             ----------------------




                                (1) SOMANTIS LTD


                                       AND


                            (2) TERRANCE J. BRUGGEMAN








                                SERVICE AGREEMENT


                          Part time executive Chairman


                                   "Chairman"




                                  SOMANTIS LTD

                      81 Harley Street, London W1G 8PP, UK




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                                SERVICE AGREEMENT

THIS AGREEMENT is made the 10th day of January 2005

BETWEEN:

(1) SOMANTIS LTD (3401495) whose registered office is at 81 Harley Street, London W1G 8PP, UK (the "Company"); and

(2) Terrance Bruggeman whose address is 10 Old Course Drive, Newport Beach, California 92660, United States of America (the "Chairman").

NOW IT IS HEREBY AGREED as follows:

1.       CONSTRUCTION

         1.1      In this Agreement:

                  1.1.1 any reference to any act of parliament or delegated legislation includes a reference to any statutory modification or re-enactment of it or the provisions referred to whether the modification or re-enactment arises before or after the date hereof but not, in the case of a modification or re-enactment arising after the date hereof, so as to alter the rights or the obligations of the parties hereto as between themselves;

                  1.1.2 reference to the Schedule and Clauses are, unless the context otherwise requires, references to the schedule to or clauses in this Agreement and the Schedule forms part of this Agreement;

                  1.1.3 words in any gender include any other gender and words in the singular number include the plural and vice versa.

         1.2 Headings to Clauses and Sub-Clauses are intended to assist reference only and shall not affect the construction hereof.

         1.3 In this Agreement unless the context indicates otherwise the words or phrases defined below have the meanings respectively ascribed to them and cognate words or phrases have cognate meanings;

                  1.3.1 "Appointment" means the Executive's appointment hereunder;

                  1.3.2    "Appointment Date" means December 1, 2004;

                  1.3.3 "Board" means the board of directors for the time being and from time to time of the Company;

                  1.3.4 "Chief Executive Officer" means the Chief Executive Officer and Managing Director of the Company for the time being and from time to time;

                  1.3.5    "Holiday Period" means 25 Working Days;

                  1.3.6 "Holiday year" means any period of 12 months expiring on 31st December;

                  1.3.7 "Intellectual Property" has the meaning set out in Clause 13.4;

                  1.3.8 "Location" means the Company's premises at 81 Harley Street, London W1G 8PP, UK and at 26261 Glen Canyon, Laguna Hills, CA 92653, USA;

                  1.3.9 "Notice Period" means 6 (six) months, to be given after an initial 12 month period;

                  1.3.10   "Office" means the office of Chairman;

                  1.3.11 "Option" means a right to subscribe for shares pursuant to the Share Option Scheme, or any replacement option plan;

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

                  1.3.12 "Recognized Investment Exchange" means a body of persons which is for the time being a recognized investment exchange for the purposes of the Financial Services Act 1986;

                  1.3.13 "Remuneration Committee" means the Remuneration Committee of the Company from time to time;

                  1.3.14 "Cash Retainer" means $10,000 per month or such other amounts decided as mentioned in Clause 6.3, commencing after fund raising of such amount as has been approved by the Board.

                  1.3.15 "Retainer Review Date" means 1st April in each year or such other date as the Company may in its reasonable discretion determine;

                  1.3.16 "Sick Pay Period" means an aggregate period of absence owing to illness, accident or physical infirmity of not more than 180 days during a consecutive period of 1 year;

                  1.3.17 "Working Day" means any day not being a Saturday, Sunday or public holiday in the area of the Location;

                  1.3.18 "Agreed Territory" means the State of California, United States of America.

         1.4 In this Agreement unless the context otherwise requires references to a "person" include references to an individual, company, firm or association.

         1.5 This Agreement is governed in all respects by English law and the parties submit to the non-exclusive jurisdiction of the English Courts.

2.       APPOINTMENT AND DURATION

         2.1 The Company confirms the appointment of the Chairman to the Office and the Chairman agrees to serve the Company in that capacity. The Chairman will not be an employee of the Company but only a member of its Board of Directors with expanded duties as described below.

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

         2.2 The Appointment shall be deemed to have begun on the Appointment Date and shall continue (subject to earlier termination as provided in this Agreement) until terminated by either party giving to the other notice of not less than the Notice Period.

3.       DUTIES OF THE CHAIRMAN

         3.1 The Chairman shall devote approximately one third of his time to Somantis business:

                  3.1.1 Subject to paragraph 3 of Schedule 1, devote his agreed time attention and ability to the duties of his Office as described in the Company's articles;

                  3.1.2 Faithfully and diligently perform those duties and exercise such powers consistent with them which are from time to time assigned to or vested in him;

                  3.1.3 Obey all lawful and reasonable directions given to him by the Chief Executive Officer or the Board;

                  3.1.4 Use his best endeavors to promote the interests of the Company;

                  3.1.5 Assist the executive team in fund raising from financial institutions and other sources;

                  3.1.6 Assist in the in and out licensing efforts with biopharmaceutical companies;

                  3.1.7 Assist in recruiting the management team and consultants to put in place the infrastructure for conducting the Company's business.

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                  3.1.8    Assist in strategic and tactical decision making by
                           the Company; and

                  3.1.9 Assist in the management of the Board as its Chairman and in the management and communications to the investors.

         3.2 The Company is not obliged to provide the Chairman with work and may at the direction of the Board during any notice period require that the Chairman does not attend his place of work or undertake any activities or certain activities on behalf of the Company. The Company shall nevertheless be obliged to pay the Cash Retainer and other benefits to the Chairman and all the Chairman's obligations hereunder shall continue.

4.       REPORTING

         4.1 The Chairman shall report to the shareholders of the Company and Board consistent with the Company's articles and the duties outlined in attachment 3.

         4.2 The Chairman shall report to the Chief Executive Officer of the Company as to the business or affairs of the Company and provide such explanations as the Chief Executive Officer may reasonably require.

         4.3 The Chairman shall keep the Chief Executive Officer promptly and fully informed (in writing if so requested) of his activities and provide such explanations as the Chief Executive Officer may require.

5.       PLACE OF WORK

         5.1 The Chairman shall perform his duties at the Location or such other place as the Chairman and the Company shall agree but the Company shall not require him to go to or reside anywhere outside the Agreed Territory except for occasional visits in the ordinary course of his duties.


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6.       REMUNERATION

         6.1 During the continuance of the Appointment the Company shall pay the Chairman a monthly cash retainer of US $10,000 and shall be paid monthly in arrears.

         6.2 The cash retainer includes any director's or other fees receivable by the Chairman as a director of or other office holder in the Company.

         6.3 The Cash Retainer shall be reviewed annually by the Board by reference to the Salary Review Date and the rate of cash retainer may be increased by the Company with effect from each Retainer Review Date.

         6.4 During the continuance of the Agreement the Chairman will be eligible to participate in a future Share Option Scheme subject to the rules of the Share Option Scheme from time to time.

         6.5 The Chairman shall be eligible to receive a bonus during the Appointment in respect of each financial year of the Company. It will be paid against performance targets to be agreed by the Chairman and the Company in respect of each financial year, or based upon the Board's assessment of Chairman's performance in assisting the Company in achieving funding for its operations and licensing its products, and the amount of the bonus achievable will be determined by the Remuneration Committee of the Company in its absolute discretion.

7.       EXPENSES

         The Chairman shall be entitled to be reimbursed his expenses properly incurred in the performance of his duties hereunder PROVIDED THAT these are properly vouched and have been incurred in accordance with the Company's policy guidelines on these matters in force from time to time.

8.       INTELLECTUAL PROPERTY

         8.1 Unless otherwise agreed by the Company, if at any time while the Chairman is a member of the Board of the Company, the Chairman shall discover or make or conceive or contribute in

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

                  any way to the discovery, making or conception either alone or jointly with any other persons any Intellectual Property and other subject matter which is or may be legally protectable (by contract or otherwise) and which relate to or are connected with any trade or business for the time being and from time to time carried on by the Company he shall forthwith communicate or explain in writing all particulars concerning the same to the Board and all Intellectual Property or other subject matter shall, subject to the provisions of the Patents Act 1977 (where applicable), belong to the Company absolutely and beneficially and the Chairman shall, if so required, (but at the Company's expense) at any time:

                  8.1.1 apply or join in applying for letters patent, registered designs, trade marks, or other similar protection in the United Kingdom, United States or any other part of the world for any Intellectual Property and execute all instruments and do all things necessary for vesting the said letters patent, registered designs, trade marks or other similar protection when obtained and all right and title to and interest in the same in the Company or such other third party as the Company may require absolutely and as the sole beneficial owner; and

                  8.1.2 sign and execute all such documents and do all such acts as the Company may reasonably require in connection with any proceedings in respect of such applications and any petitions or applications for revocation of such letters patent, registered designs, trade marks or other protection.

         8.2 The Chairman hereby irrevocably appoints the Company and any officer thereof to be his attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company the full benefit of the provisions of this Clause 8

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

                  and in favor of any third party a certificate in writing signed by any director or the Company Secretary to the effect that the instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

         8.3 For the purpose of this Clause 8 and Clause 10.2 "Intellectual Property" shall include without limitation inventions, discoveries, creations, designs, know-how, ideas, writing and other works of authorship, computer programs, lectures and illustrations and improvements upon or additions thereto.

9.       CONFLICT OF INTEREST

         9.1 The Chairman shall not (save as mentioned in Clause 9.2 or Clause 9.4) or except as a representative or nominee of the Company or otherwise with the prior written consent of the Board (which shall not be unreasonably withheld) during the continuance of the Appointment be directly or indirectly engaged, concerned or interested in any other business, trade or occupation which shall in any way be directly or indirectly competitive with any business or trade carried on by the Company during the period of the Appointment.

         9.2 The Chairman may, however, hold a "permitted investment" that is to say not more than 10% (ten per cent) of the issued stock, shares, debentures or other securities of any class of any company whose shares are dealt in on a Recognized Investment Exchange which is directly or indirectly competitive with the Company. The prior written consent of the Board (which shall not be unreasonably withheld) shall be required before the Chairman shall hold in excess of 3% (three per cent) of the issued stock, shares, debentures, or other securities of any class of any one such company.

         9.3 The Executive may continue to be engaged in the activities listed in Schedule 2.

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

10.      CONFIDENTIALITY: PROTECTION OF THE COMPANY'S INTERESTS

         10.1 The Company is in the business of biotechnology research to develop and market innovative therapeutic and diagnostic products in the field of cancer including without limitation the manufacture, licensing, sale and dealing in drugs and all other products and services in relation thereto, this business as it develops and changes and is added to during the period of the Appointment is/are called the "Business". The Business is not limited to any particular geographical area. A major feature of the way the Business is carried on and the nature of the Chairman's duties is the need to develop projects which due to the potential exploitation of rights therein by others, information in respect of which must be kept absolutely confidential. Further the Chairman has access to and is expected in the course of the appointment to develop trade secrets and confidential information relating to the way the Company carries on business and to the services and products developed, manufactured and sold or supplied by the Company. The cash retainer payable to the Chairman under this Agreement and the expenses which the Company pays or reimburses to or for the Chairman reflect this need, as does the information provided by the Company to the Chairman during the course of the Appointment. It is acknowledged by the Chairman that it would be improper to misappropriate the benefits of any information or relationships unfairly to the detriment of the Company and that it is reasonable for the company to require conformity with the provisions of this Clause 10 and of Clause 11 some of which provisions must continue without specific limit in time and other of which continue after the termination of the Appointment but subject to limits in time. The Company has in part relied upon provisions of this Clause 10 and of Clause 11 (as well as its rights under the general law) in deciding to employ and continue to employ the Chairman and facilitate the obtaining by him of information. The Chairman further acknowledge that in the event of a breach by him of the obligations contained in this Clause 10 and in Clause 11 damages are unlikely to be an adequate remedy for the Company.

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

         10.2 The Chairman shall not use, divulge or communicate to any person (other than whose province it is to know the same or with proper authority) any of the trade secrets or other confidential information of the Company including in particular information relating to any Intellectual Property now or hereafter owned, used by or in the possession of the Company and information concerning the business finances of the Company which he may (whether heretofore or hereafter) have received or obtained while in the service of the Company or in respect of which the Company is bound by an obligation of confidence to a third party. These restrictions shall continue to apply after the termination of his appointment without limit in point of time but shall cease to apply to information or knowledge which may come into the public domain otherwise than through unauthorized disclosure by the Chairman.

         10.3 The provisions of Clause 10.2 shall apply mutatis mutandis in relation to the private, confidential or secret information of each shareholder from time to time of the Company which the Chairman may have received or obtained during his appointment and the Chairman shall upon request enter into an enforceable agreement with any such shareholder to the like effect.

         10.4 The Chairman shall if so requested by the Company sign and deliver to the Company or any person (including a client or customer) with whom the company deals or proposes to deal an undertaking in such further covenants relating thereto as may be reasonably required of him.

11.      PROTECTION OF THE COMPANY'S INTERESTS: RESTRICTIONS AFTER TERMINATION

         11.1 The Chairman hereby covenants with the Company that after the termination of this Agreement howsoever that comes about other than wrongful termination by the Company he will not (without

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

                  the consent of the Company) during the period of six months ("Restricted Period") in any part of the world ("Restricted Territory") engage or be concerned or interested whether directly or indirectly and whether as principal, partner, employee, adviser, agent, consultant or otherwise in any trade or business which is competitive with the Business (as defined in Clause 10.1) PROVIDED THAT the provisions of this Clause
                  11.1 shall not restrain the Chairman from engaging, becoming concerned or interested in or accepting employment with any trade or business in which the Chairman was not involved at the date of termination of this Agreement or within 2 years prior thereto.

         11.2 The Chairman shall not (without the previous consent in writing of the Board which the Board may refuse without assigning any reason therefore) at any time during or after the termination of this Agreement (howsoever that comes about) during the Restricted Period either on his own account or for any other person solicit or endeavor to entice away from the Company any person who or which during the continuance of this Agreement was a supplier or employee of the Company nor shall the Chairman prevent or seek to prevent any person who is or was such supplier to the Company from supplying goods or services to the Company PROVIDED THAT the provisions of this Clause 11.2 shall not restrain the Chairman from seeking or procuring orders or doing business not related or not similar to the Business.

         11.3 While the covenants set out in Clauses 11.1 and 11.2 are considered by the parties to be reasonable and necessary for the protection of the Company's legitimate interests in all the circumstances it is agreed that if any one or more of such restrictions shall either taken by itself or themselves together by adjudged to go beyond what is reasonable in all the circumstances for the protection of the Company's legitimate interests but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any

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

                  part of parts of the wording thereof were deleted restricted or limited in particular manner then the said restrictions shall apply with such deletions, restrictions or limitations as the case may be.

12.      TERMINATION

         Chairman's appointment may only be terminated upon occurrence of one of the following event:

         12.1 By Death. This Agreement shall automatically terminate immediately upon Chairman's death. Company shall pay to Chairman's beneficiaries or estate, as appropriate, the monthly cash retainer through the end of the calendar month of such termination.

         12.2 By Mutual Agreement. This Agreement may be terminated at any time by mutual agreement of the parties hereto.

         12.3 Disability. If Chairman is prevented from fully performing the essential functions of Chairman's duties under this Agreement because of any illness or physical or mental disability for a period or periods of more than ninety (90) days in the aggregate during any calendar year or thirty (30) consecutive days in any twelve (12) month period, then the Board may terminate Chairman's appointment in its sole discretion. Upon termination under this Section 12.3, Employer will continue Chairman's then-current monthly cash retainer for a period of three (3) months.

         12.4 By Company For Cause. This Agreement may be terminated by the Company at any time for Cause. For purposes of this Agreement, "Cause" shall mean, as determined by the Board in a nondiscriminatory manner,

                  (i) the pleading guilty to or conviction of Chairman of a felony;

                  (ii)     a material breach of this Agreement by Chairman;

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                  (iii)    Chairman's willful misconduct or gross negligence in
                           the performance of Executive's duties.

         In the event the Board determines that Cause exists to terminate Chairman's employment, Chairman shall have ten (10) days to respond to any such allegation or conclusion and to cure the same if possible. Prior to any final decision of the Board regarding whether Cause exists to terminate Chairman's employment, Chairman shall be permitted to make a presentation to the Board, either individually or through counsel, regarding the matter.

         12.5 By Company Without Cause. Employer may, at any time, terminate Chairman's appointment without Cause and for reasons not specified above. In the event Chairman's appointment is terminated without Cause, Company shall pay Chairman an amount equal to twelve (12) months of Chairman's then current cash retainer in one lump sum (the "Base Severance Payment"); and
                  (iv) all of Chairman's unvested Options shall immediately vest upon such termination date.

         12.6 By Executive for Good Reason. Chairman may terminate this Agreement at any time for "Good Reason." In the event Chairman terminates his appointment for Good Reason, Company shall provide Chairman with the same payments and benefits under the same terms and conditions as it would have provided in the event Chairman was terminated without Cause, as described in
                  Section 12.5 above. For purposes of this Agreement, "Good Reason" shall mean any of the following: (i) a reduction in Chairman's job title; (ii) a material diminution in Chairman's duties or a change in Chairman's direct reporting to the Board; and (iv) a "Change of Control" of the Company. For purposes of this Agreement, "Change of Control" means (1) a merger or consolidation involving Company, where the shareholders of Company as of the date hereof have less than a majority of the equity ownership of the resulting merged or consolidated company; or (2) a sale of all or substantially all of the assets of Company, where the shareholders of Company as of the date hereof have less than a majority of the equity ownership of the buyer of such assets of Company.

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         12.7     In order to investigate a complaint against the Chairman of misconduct the Company may suspend the Chairman on full pay for up to 10 Working Days to carry out a proper investigation and hold a disciplinary hearing.

         12.8 Any payments under clause 12 are not in addition to the basic entitlement.

13.      FURTHER PROVISIONS ON TERMINATION

         On termination of this Agreement for whatever reason the Chairman shall:

         13.1 at the Company's request, resign from office as a director of the Company and from all offices held by him in the Company and from all appointments from offices which he holds as nominee or representative of the Company and if he should fail so to do within 7 days after being requested so to do the Company is hereby irrevocably authorized to appoint some person in the Chairman's name and on the Chairman's behalf to sign any document and to do any thing necessary or requisite to give effect thereto. Such resignation(s) shall be without prejudice to any rights, liabilities or obligations of either party accrued or accruing due before such resignation(s);

         13.2 deliver to the Company all books, documents, papers, drawings, designs, materials and copies thereof (including copies and notes made by the Chairman) relating to the Company's activities and all credit cards, keys and other property of the Company which may then be in this possession or under his control.

14.      SHARE OPTION SCHEME

         14.1 On the Appointment Date the Company shall grant to the Chairman the right to subscribe for 3,000,000 of ordinary shares in the capital of the Company at the price of 5p per

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                  share. Furthermore, the Chairman has the right to subscribe to a further 3,000,000 shares a year after the appointment date, at that date's share price.

         14.2 Any options granted pursuant to Clauses 14.1 shall be exercisable at that date's share price.

         14.3 Options granted by Clauses 14.1, shall be exercisable the date they are granted and no later than ten years after.

         14.4 The Options shall, at the sole discretion of the Chairman, become immediately exercisable on the happening of any of the following events:

                  14.4.1 the shares in the Company are sold to an outside investor;

                  14.4.2 the Company sells the whole or substantially the whole of its business and/or assets.

         14.5 Subject to Clauses 14.4 and 14.5, an Option shall lapse on the earlier of:

                  14.5.1 the eleventh anniversary of the date of the grant of that Option; and

                  14.5.2   the first anniversary of the Chairman's death.

         14.6 In the event of any dispute between the Company and the Chairman in relation to the operation of this Clause 14, the dispute shall be referred to the Company's auditors from time to time, whose decision shall be final. The costs of the auditors in connection with such reference shall be borne by the Company.

         14.7 An Option shall be exercisable by the Chairman giving written notice to the Company of the number of shares in respect of which he wishes to exercise the Option, accompanied by the appropriate payment.

         14.8 Shares shall be allotted and issued to the Chairman pursuant to a notice of exercise within 30 days of the date of exercise, and a share certificate shall be issued to the Chairman accordingly. Such shares shall rank pari passu with the other ordinary shares in the Company.

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

         14.9 When an option is exercised in part only, the balance shall remain exercisable on the same terms as originally applied to the whole Option.

         14.10 In the event of any consolidation, sub-division or reduction of capital by the Company, the number of shares subject to the Option, and the subscription price for the shares, shall be adjusted in such manner as the Company's auditors consider to be fair and reasonable provided that:

                  14.10.1 The aggregate amount payable on the exercise of an Option is not increased; and

                  14.10.2 the subscription price for the shares is not reduced below par.

         14.11 The Company undertakes to insure that at all relevant times it has sufficient authorized but unissued ordinary share capital to enable the Chairman to exercise the Options granted to him pursuant to this Clause 14.

         14.12 Further share options may be granted to the Chairman at the discretion of the Remuneration Committee of the Company.

15.      NOTICES

         15.1 Any notice to be given pursuant to this Agreement shall be in writing and may be delivered by hand, sent by prepaid post sent first class (for inland mail) or airmail (for overseas mail), or be transmitted by facsimile and shall be addressed to the Party to be served in the case of:

                  15.1.1 the Company at its registered office for the time being; and

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

                  15.1.2 the Chairman to the address specified above or to such other address in England as a Party may notify to the other Party in writing as being its address for service.

         15.2 Notices sent by post shall be deemed served on the second Working Day (for inland mail) or the fifth Working Day (for overseas mail) after the date of posting and any notice transmitted by facsimile shall be deemed to have been served on the Working Day following the date of transmission and PROVIDED THAT in the case of facsimile transmission a copy of such transmission shall have been posted on the date of such transmission in accordance with the provisions of this Clause relating to the posting of notices.

16.      EFFECT OF TERMINATION

         The expiration or termination of this Agreement however arising shall not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after such expiration or termination and shall be without prejudice to any accrued rights or remedies of either of the parties.

17.      EMPLOYMENT RIGHTS ACT

         The provisions of the Schedule have effect to record information relating to the Executive given pursuant to the Employment Rights Act 1996.

IN WITNESS whereof this Agreement has been duly executed as a deed the day and the year first written above.

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                                 SIGNATURE PAGES
                                 ---------------


SIGNED BY SOMANTIS LTD

Has been hereunto

Affixed in the presence of:


/s/ AGAMEMNON A. EPENETOS              Director
-----------------------------
 (signature)

Agamemnon A. Epenetos
-----------------------------
(full name in block capitals)


/s/ PATRICIA IDEMA                     Director/Secretary
-----------------------------
(signature)

Patricia Idema
-----------------------------
(full name in block capitals)


SIGNED by TERRANCE J BRUGGEMAN         /s/ TERRANCE J. BRUGGEMAN
                                       ------------------------------------
                                       (signature)

In the presence of:

witness

Signature   /s/ DIANE DYER-BRUGGEMAN
            --------------------------------
Name        Diane Dyer-Bruggeman
            --------------------------------
Address     10 Old Course Drive
            --------------------------------
            Newport Beach, CA
            --------------------------------

            --------------------------------

Occupation  VP- HR Broadcom
            --------------------------------

(PLEASE COMPLETE IN CAPITALS)

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                                   SCHEDULE 1

                           Employment Rights Act 1996

         The following information is given to supplement the information given in the body of the Agreement in order to comply with the requirements of Part 1 of the above Act:

         1. The particulars relating to the Chairman's appointment are correct as at date first appearing in this Agreement and any variation of such particulars shall be notified in writing to the Chairman within 1 month of such changes taking effect PROVIDED ALWAYS that this paragraph shall not have effect so as to entitle the Company to vary the terms and provisions of such appointment in any way without the consent of the Chairman.

         2. The Chairman's appointment with the Company began on 1st December 2004. No employment with a previous employer counts as part of the Executive's continuous period of appointment with the Company.

         3. There are no normal hours of work for a Chairman. The standard office hours of the Company are 9:00 am to 5:00 pm Monday to Friday inclusive each week. The Chairman is expected to work on 660 hours per year.

         4. A contracting-out certificate pursuant to the provisions of the Social Security Pensions Act 1975 is in force in respect of the Chairman's appointment.

         5. If the Chairman has any grievance or alleged grievance relating to his appointment he should first of all discuss the matter with the Board, whose decision shall be final.

         6. If any question of discipline arises with regard to the Chairman's appointment by the Company it shall be raised with the Chairman by the Chief Executive Officer. In the event that the Chairman is dissatisfied with any disciplinary action taken against him he may appeal to the Board whose decision shall be final.

         7. Save as provided in this Agreement there are no terms and conditions of employment relating to hours of work or to normal working hours or to holiday pay or to incapacity for work due to sickness or injury or to sick pay or to pensions or to pension schemes.

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                                   SCHEDULE 2

                              PERMITTED ACTIVITIES

Venture member, H3D Ventures, 2005-present
Director, SeQual Technologies 2004-present
Steering Committee member, OCTANe 2004 - Present
Program Committee member, Forum for Corporate Directors 2004 - Present Life Science Venture Reviewer, RTA@CONNECT 2003 - Present
Advisor Director, College of Business Administration, California State
 University, San Marcos 2002 - Present
Trustee, The Burnham Institute 2002 - Present
Director and Member of the Executive Committee, BIOCOM 1999 - Present Director, The Chairman's Roundtable (Chairman 2000-2002) 1999 - Present Director, The Lincoln Park Zoological Society (Chief Executive Officer
 1983-1987) 1974 - Present


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                                   SCHEDULE 3

1.       Preside at Board Meetings

2.       Assist the CEO in selecting information to be sent to the Board

         o Ensure that directors receive timely, accurate and complete information to enable sound decision making, effective monitoring and advising.

3.       Assist the CEO in preparation of Board agenda

         o Assure that the agenda takes into account issues and concerns of Board members

         o Assure that the agenda is forward looking and focuses on strategic matters

4.       Serve as principal liaison to the independent directors.

5. Set meeting schedules, to assure adequate time for discussion of agenda items.

6.       Encourage active engagement by all directors.

7.       Ensure that directors understand investor concerns.

8.       Uphold the highest standard of integrity.

9. Set the tone of Board discussions to promote effective decision making and constructive debate.

10. Promote effective relationships and open communication, both inside and outside the boardroom, between the independent directors and the management team.

11.      Build effective and complementary Board.

12.      Promote highest standards of corporate governance.

13.      Ensure effective monitoring and implementation of Board decisions.

14. Report to the CEO as to business of affairs of the company and provide such explanations as the CEO may reasonably require.

15. Establish close relationship of trust with the CEO, providing support and advice while respecting the executive responsibility of the CEO.

16. Provide coherent leadership for the company, through understanding the views of stockholders and management.

17. If it is not delegated to a Corporate Governance Committee, the Chairman should also have responsibility for (i) director orientation, and continuing education programs for individual directors as needed,
         (ii) reviewing possible committee assignments each year, and (iii) assuring manual evaluations are completed for the Board and committees.